SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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HAWKINS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held
August 5, 2009

To our Shareholders:

          The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Wednesday, August 5, 2009, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect seven directors; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on July 2, 2009 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

Dated: July 9, 2009	BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary

IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT

HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413
July 9, 2009

          The following statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, August 5, 2009 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 10:00 a.m., Central Daylight Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about July 9, 2009.

SOLICITATION

          The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

          Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

          Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the nominees for director as set forth in this Proxy Statement. Our management is not aware of any other business that will, or is likely to, come before the meeting. If any other business does properly come before the meeting, the persons named in the accompanying proxy will vote in accordance with their judgment as to what is in our Company’s best interests.

          A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Accordingly, a withholding or an abstention will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.

          A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder did not receive instructions from the beneficial owner and does not have discretionary voting power for that particular item under the New York Stock Exchange (“NYSE”) rules that generally apply to such record holders notwithstanding the fact that our shares are traded on The NASDAQ Global Market. If you are a beneficial owner, your bank, broker or other holder of record is permitted under the NYSE rules to vote your shares on routine matters, which include the election of directors, even if your record holder does not receive voting instructions from you. Without your voting instructions on a non-routine proposal, however, a broker non-vote will occur for that proposal. Our Board of Directors is not soliciting proxies for any non-routine proposals in connection with this year’s Annual Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

          At the close of business on July 2, 2009, the record date, there were 10,276,458 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

ELECTION OF DIRECTORS

          At the Annual Meeting, seven persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. By resolution, our Board of Directors, has decreased the size of the Board to seven members, effective as of the Annual Meeting. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions and withhold votes have the effect of a vote against the nominees. Proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

          Of our current directors, James A. Faulconbridge, John R. Hawkins, Duane M. Jergenson, John S. McKeon, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright have been nominated for election to the Board of Directors.

          OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Our Directors

          Our directors have served as our directors continuously since the year indicated below. The following information, as of June 30, 2009, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our Company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since

John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	64	1984

John R. Hawkins	Chief Executive Officer since 2000; Chairman of the Board from 2000 to 2005; President from 1998 to 2000; Executive Vice President from 1997 to 1998; Vice President of Sales from 1987 to 1997; Secretary from 1991 to 1999.	57	1989

James A. Faulconbridge	Principal of Kargas-Faulconbridge (engineering and technical services) since 1996.	41	2006

Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	62	1996

Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	67	2001

James T. Thompson	Retired; Executive Vice President—Commercial of The Mosaic Company from 2004 to 2007; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	58	2009

Director	Principal Occupation or Employment	Age	Director Since

Jeffrey L. Wright	G&K Services, Inc. – Chief Financial Officer since 1999, Executive Vice President and Director since May 2009, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. – Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	46	2009

          Our Board of Directors appointed Messrs. Thompson and Wright to the Board of Directors after the 2008 Annual Meeting of Shareholders. Mr. Thompson was referred to us by a member of the board and Mr. Wright was referred to us by a third party who received no compensation for the referral.

          Howard M. Hawkins, a director whose term expires at the Annual Meeting, is the brother of John R. Hawkins. There are no other family relationships between any of our directors, executive officers, or director nominees.

Director Independence

          Our Board of Directors has determined that, of the director nominees, each of James A. Faulconbridge, Duane M. Jergenson, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright are “Independent Directors” as that term is defined under the applicable independence listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

          Our Board of Directors held seven meetings in fiscal 2009. All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2008. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Audit Committee

          The Audit Committee, which consists of James A. Faulconbridge (Chair), Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2009.

          Our Board of Directors has determined that all members of the Audit Committee are “Independent Directors” as that term is defined under the applicable independence listing standards of the NASDAQ Stock Market, Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to Sarbanes-Oxley. Our Board of Directors has determined that James A. Faulconbridge, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright are “audit committee financial experts,” as the term is defined under Section 407 of Sarbanes-Oxley and the rules promulgated by the SEC in furtherance of that Section 407.

          The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

          The Compensation Committee, which consists of Duane M. Jergenson (Chair), Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright, is responsible for establishing compensation policies for our Company and for reviewing and setting compensation for our executive officers. The Compensation Committee held five meetings during fiscal 2009.

          Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable independence listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended.

          During fiscal 2009, the Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs. No member of the Board of Directors or any executive officer has any affiliation with Towers Perrin. Towers Perrin does no other work for the Company, and it reports directly to the Chair of the Compensation Committee. Towers Perrin advises the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provides market information and analysis regarding the competitiveness of levels and components of total compensation for the Company’s named executive officers. In determining the competitiveness of such compensation, the Compensation Committee reviews survey data prepared by Towers Perrin. The Compensation Committee views the information provided by Towers Perrin as one of a number of tools available to the Committee in assessing executive compensation.

          The Compensation Committee also regularly comunicates with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultant and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

          The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Nominating Committee

          The Nominating Committee, which consists of James A. Faulconbridge (Chair) and Duane M. Jergenson, is responsible for recommending as necessary changes in the composition of the Board and its committees, developing a pool of potential director candidates for consideration in the event of a vacancy on the Board, recommending to the Board nominees for membership on the Board and reviewing and approving the processes for new director orientation. The Nominating Committee held five meetings during fiscal 2009. The responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com). The Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the Annual Meeting.

Governance Committee

          The Governance Committee, which consists of John S. McKeon (Chair), James A. Faulconbridge and Duane M. Jergenson, is responsible for monitoring and recommending to our Board corporate governance principles and business conduct guidelines; recommending as necessary changes in the size of the Board and its committees; reviewing and approving the processes for Board evaluation and director education policies; recommending to the Board the number, timing and duration of Board and committee meetings; and recommending to the Board changes in director compensation. The Governance Committee held five meetings during fiscal 2009. The responsibilities of the Governance Committee are set forth in the Governance Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Nominating Process

          In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, and a completed director nominee questionnaire (available from our Secretary upon request) to our Secretary no later than 60 days after the end of our fiscal year. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares of our Company owned and for how long). The Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our Company, “independence” for purposes of compliance with SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service.

Communications with Directors

          Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee has (i) reviewed and discussed our audited financial statements for the fiscal year ended March 29, 2009 with both our management and Deloitte & Touche LLP (“Deloitte”); (ii) discussed with Deloitte the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Deloitte its independence; and (iv) considered whether the level of non-audit services provided by Deloitte is compatible with maintaining the independence of Deloitte.

          Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 for filing with the SEC.

James A. Faulconbridge (Chair)   Daryl I. Skaar   James T. Thompson   Jeffrey L. Wright
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

          The following table shows the aggregate fees billed to us by Deloitte for services rendered during the fiscal years 2009 and 2008. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Fiscal 2009	Fiscal 2008

Audit Fees	$390,000	$363,000
Audit-Related Fees (a)	46,000	56,000
Tax Fees (b)	38,000	77,000

Total	$474,000	$496,000

(a)

In addition to fees for audits in connection with our benefit plans, fiscal 2009 includes services related to responding to an SEC comment letter and fiscal 2008 includes services related to the acquisition of Trumark, Inc.

(b)	Includes tax preparation and consulting fees.

          The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by our independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence.

Change in Accountants

          On June 9, 2009, the Audit Committee dismissed Deloitte effective on that date and approved the engagement of KPMG LLP as our independent registered public accounting firm for fiscal 2010.

          Neither of Deloitte’s reports on the financial statements of the Company for the fiscal years 2008 or 2009 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

          During fiscal years 2008 and 2009 and through June 9, 2009, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter in connection with its reports on the Company’s financial statements for such periods. During the same periods, there were no reportable events of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

          During fiscal years 2008 and 2009 and through June 9, 2009, we did not consult with KPMG LLP with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) or Regulation S-K.

          We provided Deloitte and KPMG LLP with a copy of the statements made in this section in conjunction with our Current Report on Form 8-K, dated June 9, 2009 and filed with the Commission in its final form on June 17, 2009. A copy of the letter from Deloitte, dated June 16, 2009, stating its agreement with such statements was included as Exhibit 16 to that Current Report on Form 8-K.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

          Our executive compensation program is designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on individual performance, Company performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to remain with our Company. We seek to reward current results and motivate long-term performance through a combination of short-and long-term incentives that meet our performance, alignment and retention objectives.

          Our results of operations and financial condition in fiscal 2009 improved significantly over that of the previous fiscal year despite the national economic downturn. Sales from continuing operations were $284,356,000, a 52.3% increase over fiscal 2008, gross profit from continuing operations was $62,420,000, an increase of $23,892,000 over fiscal 2008, and cash and cash equivalents increased by $8,027,000 to $29,536,000 as of the end of fiscal 2009. As a result of these improvements, our executive officers received near the maximum payout under the corporate and business unit performance measures under our annual non-equity incentive compensation arrangement and earned the maximum number of restricted shares under the performance-based restricted stock units granted for fiscal 2009 as described below.

          Determining Executive Compensation for Fiscal 2009

          Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.

          The Compensation Committee does not benchmark the total compensation or any element of compensation to our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

          The Compensation Committee also consulted during fiscal 2009 with independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and information on compensation programs of companies offering products similar to ours and from companies of comparable size to us. The Compensation Committee does not have a role in selecting the list of companies that Towers Perrin includes in its sample. The Compensation Committee does not use the information provided to it by Towers Perrin in a formulaic manner, but instead uses the information to inform its judgment regarding the appropriate levels and components of total compensation for the Company’s executive officers.

          The Compensation Committee views the information provided by Towers Perrin as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly communicates with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

          Elements of Executive Officer Compensation

          Base Salary

          We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. Base salaries for our executive officers are reviewed annually by the Compensation Committee. Historically, annual adjustments to base salaries were made primarily based on changes in cost of living due to inflation, consistent with adjustments made to the salary or wages of our other employees. In 2007, the Compensation Committee, with the assistance of Towers Perrin, did a detailed review of the base salaries for all of our executive officers. As part of this review, the Compensation Committee considered each executive officer’s performance for the prior year; his or her experience, expertise and position within our Company. The committee also reviewed overall Company performance and compensation levels for comparable positions at other competitive companies. Following this methodology, the Compensation Committee determined that, effective in October 2007, increases in base salaries were appropriate for each of the executive officers. In October 2008, the Compensation Committee made modest increases to the base salaries to reflect increases in the cost of living. The base salaries paid to our executive officers during fiscal 2009 are listed in the Summary Compensation Table below.

          Annual Non-Equity Incentive Compensation

          Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed bonus for any fiscal year.

          Through the first six months of fiscal 2008, our executive officers participated in a cash bonus program under which the executives were eligible to receive a targeted bonus ranging from 35% to 50% of the respective executive officer’s base salary based on achieving corporate and business unit performance targets and individual objectives. The Company and business unit performance targets for the program were the actual prior year’s results for the same period with no requirement to meet a threshold level of performance and no additional incentive for superior performance.

          For the second half of fiscal 2008, the Compensation Committee, with the assistance of Towers Perrin, reviewed our cash incentive program for executive officers and adopted a new non-equity incentive arrangement (described below) that provided for no payout to executive officers unless a specified portion of the target was achieved and allowed for a significantly increased payout if the target was exceeded.

          Cash incentive payments are paid twice each year with 60% of the payment opportunity based on the first six months of our fiscal year and 40% based on the last six months. This split reflects the fact that we have historically generated a higher level of profits during the first six months of our fiscal year than the second half of our fiscal year.

          For fiscal 2009, the Compensation Committee designated the following factors for determining whether a cash incentive payment would be paid under the arrangement for a particular performance period and in what amount:

•	corporate performance,

•	business unit performance for the executive in charge of such unit, and

•	individual objectives.

          The corporate performance portion of the annual cash incentive payment was based on our Company-wide results for each half of fiscal 2009 as measured by income before taxes as compared to a targeted level of income before taxes for that period. For the first half of fiscal 2009, the targeted level of income before taxes was $10,726,000, while the actual performance was $19,053,000, and for the second half of fiscal 2009, the targeted level of income before taxes was $5,745,400, while the actual performance was $19,168,000. The business unit performance portion of the incentive payment was based on an operational measure of business unit profitability for fiscal 2009 as compared to a targeted measure for the respective business unit for that period. For first half of fiscal 2009, the targeted Water Treatment Group measure was $19,249,000, while the actual performance was $21,584,000, and for the second half of fiscal 2009, the targeted measure was $14,134,000, while the actual performance was

$15,876,000. For the first half of fiscal 2009, the targeted Industrial Group measure was $13,350,000, while the actual performance was $23,453,000, and for the second half of fiscal 2009, the targeted measure was $14,383,000, while the actual performance was $24,185,000. In each case, the targeted levels of performance were based on actual performance in the prior period after taking into account a level of anticipated growth that was derived from the Company’s strategic plan. The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation.

          The individual objectives for the executive officers, as determined by the committee, included successful business expansion, executive team development and strategic planning improvements. The Compensation Committee consulted with the Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective individual objectives and then made its own determination as to the appropriate level of payout under these measures for each of the executive officers.

          The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer and Chief Financial Officer for fiscal 2009 should be based upon Company-wide performance against the income targets to reflect their significant responsibilities and resulting ability to impact the overall success of the Company. In addition, the committee determined that 20% should be based upon meeting their individual objectives.

          The committee determined that 40% of the annual cash incentive payment opportunities for Ms. Paulson and Mr. Sevenich for fiscal 2009 should be based upon Company-wide performance and 40% should be based upon the profitability of their respective business unit to reflect their dual roles as leaders of their respective business units and as members of the Company’s overall executive management team. In addition, the committee determined that 20% should be based upon meeting their individual objectives.

          Because he joined the Company mid-year, our General Counsel did not participate directly in the annual non-equity incentive payment arrangement for fiscal 2009. The Compensation Committee determined that is was appropriate to make a cash bonus payment to Mr. Erstad based on both our Company-wide performance and the Compensation Committee’s evaluation of his individual performance (in consultation with our Chief Executive Officer). The amount of the payment was calculated consistent with terms of the annual non-equity incentive payment arrangement. Mr. Erstad will participate in the annual non-equity incentive payment arrangement for fiscal 2010.

          The annual cash incentive payment opportunities for participating executive officers were based on the following percentages of base salary for fiscal 2009:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment

Chief Executive Officer	30%	60%	120%
Other Participating Executive Officers	20%	40%	80%

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of the Company’s long-term strategic direction.

          No annual cash incentive payments are made unless the threshold level of 80% of the respective performance target is achieved. Performance between 80% and 100% of the respective target is awarded on a sliding scale from 50% of the target annual cash incentive payment for exactly achieving 80% of the performance target to 100% of the target annual cash incentive payment for achieving the respective target (e.g., 90% of performance target will lead to an award of 75% of the target annual cash incentive payment). Performance between 100% and 120% of the respective target is awarded on a sliding scale from 100% of the target annual cash incentive payment for exactly meeting the performance target to 200% of the target annual cash incentive payment for exceeding the performance target by 20% (e.g., 105% of performance target will lead to an award of 125% of the target annual cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

          As a result of our strong financial performance for the fiscal year, each of the participating executive officers exceeded the corporate and business unit performance targets and, in most cases, exceeded the maximum targets.

As a result, with the exception of Ms. Paulson, each executive officer participating in the arrangement received the maximum payout under the financial measures. Because the Water Treatment Group profitability measure exceeded the targeted measure, but did not exceed the maximum measure, Ms. Paulson’s payout under the business unit performance target was less than the maximum payout. Each participating executive was determined to have attained his or her individual objectives for the fiscal year, while Ms. Pepski was determined to have exceeded her individual objectives. Each participating executive officer received the targeted annual cash incentive payment for individual objectives, while Ms. Pepski received the maximum annual cash incentive payment for individual objectives based on exceeding the targeted performance on her personal objectives. No executive officer received more than the maximum total payment under the annual non-equity incentive arrangement.

          Equity Awards

          We had not traditionally used long-term equity incentive awards as part of our executive compensation program. We had previously contributed approximately 5% of the executive’s pay for his or her account to our Employee Stock Ownership Plan (“ESOP”) and allowed executives to receive matching contributions under our Employee Stock Purchase Plan (“ESPP”). The Compensation Committee had previously approved two separate grants of restricted stock in fiscal 2005 and fiscal 2007 to certain executive officers and other key employees in connection with the implementation of our enterprise resource planning system and our efforts to comply with Section 404 of Sarbanes-Oxley.

          After fiscal 2008, the Compensation Committee, with the assistance of Towers Perrin, reviewed our equity incentive award practices for the executives officers and determined to adopt a new equity incentive compensation program with the first grants made in May 2008 for fiscal 2009. Factors considered by the Compensation Committee in establishing this equity incentive program included:

•	aligning the interests of the participants with those of our shareholders,

•	providing incentives for the retention of executive officers,

•	establishing a minimum level of performance for payouts under certain of the equity awards,

•	providing an opportunity for increased payouts for superior performance under certain of the equity awards, and

•	review of comparable equity incentive programs at competitive companies.

The new equity incentive award program consists of a combination of:

•	grants to each executive officer of traditional stock options at fair market value on the date of grant with vesting on the third anniversary of the date of grant, and

•

grants of performance-based restricted stock units based on Company performance during the upcoming fiscal year with any related restricted stock vesting on the second anniversary of the end of the fiscal year.

          To partially fund the potential cost of the new equity incentive program, the Compensation Committee determined that our executive officers would no longer participate in our ESOP beginning in fiscal 2009 or receive matching contributions under the ESPP described below beginning in June 2008. Excluding our executive officers, all of our non-bargaining unit employees remain eligible to participate in our ESOP and ESPP.

          Under this program, each executive officer was granted in May 2008 a non-statutory stock option agreement and a performance-based restricted stock unit representing a future issuance of restricted shares of our common stock based on a pre-tax income target for the fiscal year. Based on the committee’s assessment of the current program, including the information provided by Towers Perrin, our CEO was granted an option to purchase 33,333 shares of our common stock, while the other executive officers were each granted an option to purchase 9,333 shares of our common stock. The options were all granted at an exercise price of $15.43 (the fair market value as defined in our 2004 Omnibus Stock Plan) per share and vest in their entirety on May 13, 2011. The options will terminate on May 13, 2018.

          The Compensation Committee determined the appropriate number of options to purchase shares for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The committee granted to the Chief Executive Officer an option to purchase a higher number of shares to reflect his significant responsibilities regarding the creation and implementation of the Company’s long-term strategic direction.

          The actual number of restricted shares issued to each executive officer under the performance-based restricted stock unit is based on a sliding scale for pre-tax income above or below the target and is subject to minimum and maximum thresholds. For fiscal 2009, the pre-tax income target was set at $17,900,000, while our actual performance was $38,221,000. The target was set higher than the annualized target used for the non-equity incentive arrangement described above and was based on actual performance in fiscal 2008 after taking into account a level of anticipated growth that was derived from the Company’s strategic plan. If our pre-tax income were less than 80% of the target pre-tax income in fiscal 2009, then no executive officer would have received restricted shares from the performance-based restricted stock units. If our pre-tax income were between 80% and 100% of the target in fiscal 2009, then the executive officers would have received a number of restricted shares based on a sliding scale between 50% of the target restricted shares and 100% of the target restricted shares. If our pre-tax income were between 100% and 120% of the target in fiscal 2009, then the executive officers would have received a number of restricted shares based on a sliding scale between 100% of the target restricted shares and 150% of the target restricted shares. Because our pre-tax income exceeded 120% of the target in fiscal 2009, the executive officers each received a maximum number of restricted shares based on 150% of the target restricted share amounts.

          The Compensation Committee established the following target restricted share amounts for the executive officers for fiscal 2009:

Position	Minimum	Target	Maximum

CEO	4,167	8,333	12,500
Other Officers	1,167	2,333	3,500

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of the Company’s long-term strategic direction.

          The actual number of restricted shares issued to each executive officer was determined after our final financial information became available for fiscal 2009. The restricted shares will vest 100% two years after the last day of fiscal 2009. The restricted shares will terminate in their entirety if the executive officer departs the Company before the end of the vesting period.

          In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit equity award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit. Any shares of restricted stock outstanding under the performance-based restricted stock unit equity award will also immediately vest. If a performance-based restricted stock unit equity award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit and any restricted stock granted under the performance-based restricted stock unit equity award will vest in the same manner. We believe that these triggers in our new performance-based restricted stock unit equity award agreements in connection with a fundamental change strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. As defined in our 2004 Omnibus Stock Plan, a “fundamental change” includes the dissolution of the Company, a sale of substantially all our assets, a merger or consolidation of the Company with or into any other corporation, regardless of whether our Company is the surviving entity, or a statutory share exchange involving our capital stock.

          Contribution to Long-Term Benefit Plan

          All of our executive officers participate in our Money Purchase Pension Plan, which is generally available to all other non-bargaining unit employees. Contributions to the Money Purchase Pension Plan by us on behalf of our executive officers have been a key component of our retention objectives since contributed benefits initially vest over a six-year period.

          Under the plan, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $230,000 for fiscal 2009. This limit will be adjusted in future years under federal tax law for cost-of-living increases.

          Under our Money Purchase Pension Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2009, we made contributions to this plan equal to 15% of each participant’s compensation. For fiscal 2009, we contributed $34,500 on behalf of each executive officer other than Kathleen P. Pepski and Richard G. Erstad, who were hired in calendar 2008 and were not yet eligible for a contribution.

          Employee Stock Purchase Plan

          Our employees may acquire our stock through an employee stock purchase plan, which is generally available to all employees. As noted above, we ceased matching contributions by the Company on behalf of our executive officers under the plan beginning in June 2008. Purchases of common stock under this plan are made from accumulated contributions at the end of each month at the prevailing market price on the designated purchase dates, with the objective of allowing our employees to profit when the value of our stock increases over time. Participants in this plan may authorize us to deduct up to $500 a month from his or her paycheck, and we generally make a matching contribution of 75% of the participant’s purchases under the plan.

          Other Benefits

          The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2009, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.

          Chief Executive Officer Compensation

          The Compensation Committee reviewed (with input from the Company’s independent directors) Mr. Hawkins’ performance for fiscal 2009. The committee reviewed Mr. Hawkins’ total compensation opportunity and determined that it was appropriately positioned relative to both the market for his position and the compensation of our other executive officers. The committee considers Mr. Hawkins’ potential for increased compensation through achievement of performance equal to, or exceeding, his performance targets, and long-term appreciation in our stock price through his options as critical to aligning his compensation with the interests of our shareholders. The Compensation Committee believes Mr. Hawkins’ total compensation potential continues to be competitive based on market data, his experience and his performance.

          Other Agreements and Policies

          Post-Retirement Healthcare Coverage

          We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our healthcare insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equal to the amount that the retiree would have been obligated to pay for the coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of executive officers and other employees.

          Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or its other three most highly paid executive officers (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). We did not believe that the cash incentive payment opportunity under our fiscal 2009 non-equity incentive plan for any of our covered executive officers would have exceeded the $1 million limit when combined with other applicable cash compensation, and as a result the Compensation Committee did not take steps to have the potential cash incentive payments qualified as performance-based compensation for Section 162(m) purposes.

Compensation Committee Report

          The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Duane M. Jergenson (Chair)   Daryl I. Skaar   James T. Thompson   Jeffrey L. Wright
Compensation Committee of the Board of Directors

Summary Compensation Table

          The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)(d)	Total ($)

John R. Hawkins Chief Executive Officer	2009	327,642	—	63,334	28,964	359,083	47,133	826,156
	2008	300,424	195,065	49,902	—	—	49,500	594,891
	2007	271,780	135,873	20,548	—	—	48,500	476,701

Kathleen P. Pepski Vice President, Chief Financial Officer and Treasurer (beginning February 26, 2008)	2009	208,075	—	17,732	8,110	158,785	—	392,702
	2008	20,237	7,878	—	—	—	—	28,115
	2007	—	—	—	—	—	—	—

Richard G. Erstad Vice President, General Counsel and Secretary (beginning November 17, 2008)	2009	74,359	25,000	—	—	—	—	99,359
	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—

Keenan A. Paulson Vice President – Water Treatment Group	2009	205,233	—	17,732	8,110	136,970	35,250	403,295
	2008	191,584	89,049	10,320	—	—	49,500	340,453
	2007	175,556	79,067	4,249	—	—	48,500	307,372

John R. Sevenich Vice President – Industrial Group	2009	193,053	—	17,732	8,110	141,052	35,250	395,197
	2008	181,163	86,627	—	—	—	49,500	317,290
	2007	168,248	74,855	—	—	—	48,500	291,603

(a)	In the second half of fiscal 2008, we converted from a cash bonus program to an annual non-equity incentive arrangement, effective for the last six months of fiscal 2008 and future periods.

(b)

Amounts reflect the portion of the grant-date fair value of all outstanding stock and option awards expensed in each of the fiscal years shown in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”) and thus may include amounts from awards granted in and prior to fiscal 2009. We calculated these amounts utilizing the assumptions set forth in footnote 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 filed with the SEC.

(c)

See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above.

(d)	Amounts reported for fiscal 2009 include:

•	Contributions of $34,500 to our Money Purchase Pension Plan by the Company on behalf of each of John R. Hawkins, Keenan A. Paulson and John R. Sevenich.

•

Employee Stock Purchase Plan matching contributions of $750 for each of John R. Hawkins, Keenan A. Paulson and John R. Sevenich. As noted above, under the description of our equity incentive program, executive officers no longer receive a matching contribution under the plan beginning in June 2008.

•

With respect to John R. Hawkins, $8,148 as the personal value of a Company-provided car (based on the incremental cost to the Company, calculated as a portion of the amortized cost of the car) and $3,735 as the personal portion of a country club membership (based on the incremental cost to the Company, calculated as a portion of the annual dues paid). For income tax purposes, the amount included in his income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards

          The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options (#)(c)	Per Share Exercise or Base Price of Option Awards ($)(d)	Grant Date Fair Value of Stock and Option Awards ($)(e)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John R. Hawkins	5/13/08	99,745	199,490	398,981
	5/13/08				4,167	8,333	12,500			192,875
	5/13/08							33,333	15.43	98,370

Kathleen P. Pepski	5/13/08	42,230	84,460	168,920
	5/13/08				1,167	2,333	3,500			54,005
	5/13/08							9,333	15.43	27,544

Keenan A. Paulson	5/13/08	41,653	83,306	166,612
	5/13/08				1,167	2,333	3,500			54,005
	5/13/08							9,333	15.43	27,544

John R. Sevenich	5/13/08	39,181	78,362	156,725
	5/13/08				1,167	2,333	3,500			54,005
	5/13/08							9,333	15.43	27,544

(a)

Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2009. Payments are based on specified target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2009 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)

Awards represent potential awards of shares of restricted stock under the performance-based restricted stock units granted for fiscal 2009. Payments are based on specified target levels of income before taxes. See “Equity Awards” in the Compensation Discussion and Analysis for the performance targets applicable to the performance-based restricted stock units granted in fiscal 2008 for performance in fiscal 2009. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table.

(c)	Awards represent stock options granted under the 2004 Omnibus Stock Plan. See “Equity Awards” in the Compensation Discussion & Analysis for the terms of these awards.

(d)	The exercise price of all options was based on fair market value as of the date of grant as defined in our 2004 Omnibus Stock Plan (i.e., the closing price of our common stock on the date of grant).

(e)

Grant date fair value for stock options and performance-based restricted stock units was determined pursuant to SFAS No. 123R. For the performance-based restricted stock units, the actual number of restricted shares that can be earned ranges from 0 to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on an assumption that the maximum number of restricted shares will be earned.

Outstanding Equity Awards at 2009 Fiscal Year-End

          The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 29, 2009.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John R. Hawkins	—	33,333	(c)	15.43	5/13/2018	12,500	190,000	—	—
Kathleen P. Pepski	—	9,333	(c)	15.43	5/13/2018	3,500	53,200	—	—
Richard G. Erstad	—	—		—	—	—	—	—	—
Keenan A. Paulson	—	9,333	(c)	15.43	5/13/2018	3,500	53,200	—	—
John R. Sevenich	—	9,333	(c)	15.43	5/13/2018	3,500	53,200	—	—

(a)

Based on actual number of shares of restricted stock that were issued under the performance-based restricted stock units granted for fiscal 2009. In June 2009, our Compensation Committee certified the award of the maximum number of restricted shares as a result of the Company’s financial performance exceeding the targeted maximum performance. The restricted shares will vest 100% two years after the last day of fiscal 2009 (March 29, 2011). The restricted shares will be forfeited in their entirety if the executive officer departs the Company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control.”

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year of $15.20 per share.

(c)

All reported options vest in full on May 13, 2011. The vesting of the options may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control
          It has not been our practice to provide our officers with any right to severance payments or benefits, and none of our executive officers currently has an employment, severance or change in control agreement or arrangement with us, except as provided in the equity incentive awards described below. The Compensation Committee does, however, retain the discretion to make severance payments to an executive officer if it believes the specific circumstances warrant a payment.

          Termination Other than Due to Death or Disability Following a Fundamental Change

          All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the interests following a “fundamental change” as outlined in the table below. In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit equity award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit. Any shares of restricted stock outstanding under the performance-based restricted stock unit equity award will also immediately vest. If a performance-based restricted stock unit equity award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit and any restricted stock granted under the performance-based restricted stock unit equity award will vest in the same manner. As defined in our 2004 Omnibus Stock Plan, a “fundamental change” includes the dissolution of the Company, a sale of substantially all our assets, a merger or consolidation of the Company with or into any other corporation, regardless of whether our Company is the surviving entity, or a statutory share exchange involving our capital stock.

          In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options following a “fundamental change” as outlined in the table below. In the event of a change in control of the Company or other “fundamental change,” then the Compensation Committee may either (1) make appropriate provision to protect the stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (2) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the “fair market value” per share exceeds the exercise price per share covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the fundamental change.

          The following table presents the portion of the grant-date fair value of all outstanding stock and option awards that would have been recognized by the Company for the fiscal year ended March 29, 2009 in accordance with SFAS No. 123R attributable to each named executive officer if a fundamental change took place on the last business day of our most recently completed fiscal year.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)	Early Vesting of Stock Options ($)(a)	Total ($)

John R. Hawkins	126,666	69,406	196,072
Kathleen P. Pepski	35,468	19,434	54,902
Richard G. Erstad	—	—	—
Keenan A. Paulson	35,468	19,434	54,902
John R. Sevenich	35,468	19,434	54,902

(a)

We calculated these amounts utilizing the assumptions set forth in footnote 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 filed with the Securities and Exchange Commission.

          Termination of Employment Due to Death or Disability

          All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the interests upon termination of employment due to death or disability as outlined in the table below. In the event that the executive officer’s employment with the Company ceases due to death or disability during the performance period, then the performance-based restricted stock unit equity award will vest immediately at 100% of its target. The Company will issue one unrestricted share in exchange for each vested unit.

          In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability as outlined in the table below.

          The following table presents the portion of the grant-date fair value of all outstanding stock and option awards that would have been recognized by the Company for the fiscal year ended March 29, 2009 in accordance with SFAS No. 123R attributable to each named executive officer if a triggering event took place on the last business day of our most recently completed fiscal year.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)	Early Vesting of Stock Options ($)(a)	Total $

John R. Hawkins	126,666	69,406	196,072
Kathleen P. Pepski	35,468	19,434	54,902
Richard G. Erstad	—	—	—
Keenan A. Paulson	35,468	19,434	54,902
John R. Sevenich	35,468	19,434	54,902

(a)

We calculated these amounts utilizing the assumptions set forth in footnote 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 filed with the Securities and Exchange Commission.

Director Compensation for Fiscal 2009

          During fiscal 2009, we paid each non-employee director an annual retainer of $20,000, which was pro rated for our new directors who joined mid-year. We paid a supplemental annual retainer of $10,000 to our Chairman of the Board. We also paid supplemental annual retainers of $5,000 to the chairs of the Audit and Compensation committees and $2,500 to the chairs of our Governance and Nominating committees. Additionally, our non-employee directors received a meeting fee of $1,000 for each Board and committee meeting attended.

          In 2007, the Compensation Committee adopted a non-employee director compensation program under which each non-employee director is entitled to receive a grant of 1,000 shares of restricted common stock on the date of our Annual Meeting of Shareholders following the director’s election or reelection to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2009, each non-employee director was granted 1,000 shares of restricted common stock on August 7, 2008 and these shares will vest in their entirety one year from their date of issuance.

          During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, to provide consulting services for certain strategic projects. Mr. McKeon received consulting fees of $60,000 under this arrangement in fiscal 2009.

          The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)		Total ($)

Eapen Chacko	41,000	15,451	—		56,451
James A. Faulconbridge	39,000	15,451	—		54,451
G. Robert Gey	37,500	15,451	—		52,951
Howard M. Hawkins	26,000	15,451	—		41,451
Duane M. Jergenson	45,000	15,451	—		60,451
John S. McKeon	55,500	15,451	60,000	(b)	130,951
Daryl I. Skaar	36,000	15,451	—		51,451
James T. Thompson	8,000	—	—		8,000
Jeffrey L. Wright	8,000	—	—		8,000

(a)

Each member of the Board received 1,000 shares of restricted stock as part of his retainer on August 7, 2008 pursuant to our 2004 Omnibus Stock Plan. The grant-date fair value of each of the awards was $14,530 and was determined by multiplying the number of shares awarded by the market price of the shares on the date of grant. The portion of the grant-date fair value of this and prior grants expensed in fiscal 2009 in accordance with SFAS No. 123R is reflected in the table. All of these shares vest in full on August 5, 2009, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

(b)	Consists of $60,000 in consulting fees.

Compensation Committee Interlocks and Insider Participation

          All decisions regarding compensation of our executive officers during fiscal 2009 were made by the Compensation Committee of our Board of Directors. During fiscal 2009, the following directors served on the Compensation Committee: Duane M. Jergenson, Daryl I. Skaar and James A. Faulconbridge. None of our executive officers participates in any Board vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our Company, and there were no interlocking relationships as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information about shares that may be issued under our 2004 Omnibus Stock Plan as of March 29, 2009. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(a)	61,332	15.43	188,758	(b)(c)

(a)

We maintain one plan that was approved by our shareholders, the 2004 Omnibus Stock Plan. This plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)

Includes securities available for future issuance under our 2004 Omnibus Stock Plan. There is no limit on the portion of the 350,000 shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock.

(c)	Does not include 23,000 shares of restricted stock which were issuable upon vesting of outstanding performance-based restricted stock units as of March 29, 2009.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

          The following table contains information as of May 31, 2009 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares

Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,615,790	(b)	15.8%
Royce & Associates, LLC	1,060,045	(c)	10.3%
GAMCO Investors	586,982	(d)	5.7%
T. Rowe Price Associates, Inc.	577,531	(e)	5.6%
Eapen Chacko	4,229	(f)	*
James A. Faulconbridge	3,106	(f)	*
G. Robert Gey	12,339	(f)	*
Howard M. Hawkins	331,773	(g)	3.2%
John R. Hawkins	174,817	(h)	1.7%
Duane M. Jergenson	17,127	(f)	*
John S. McKeon	30,505	(i)	*
Daryl I. Skaar	6,326	(f)	*
James T. Thompson	—		—
Jeffrey L. Wright	—		—
Richard G. Erstad	—		—
Keenan A. Paulson	55,258	(j)	*
Kathleen P. Pepski	—		—
John R. Sevenich	32,014	(k)	*
All directors and officers as a group (14 persons)	667,494	(l)	6.5%

*	Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)

The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is Charles Schwab Trust Company. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(c)	Based on a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 26, 2009. The address for Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.

(d)	Based on Amendment No. 1 to Schedule 13D filed by GAMCO Investors with the SEC on March 13, 2009. The address for GAMCO Investors is One Corporate Center, Rye, NY 10580.

(e)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2009. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(f)	Includes 1,000 shares of restricted stock, which shares vest and the related restrictions expire on August 5, 2009.

(g)

Includes 99,109 shares representing the beneficial interest of Mr. Hawkins as of May 31, 2009 in our ESOP, 64,195 shares held by Mr. Hawkins’ wife as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership, 67,133 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power and 1,000 shares of restricted stock, which shares vest and the related restrictions expire on August 5, 2009.

(h)

Includes 99,596 shares representing the beneficial interest of Mr. Hawkins as of May 31, 2009 in our ESOP, 66,294 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power.

(i)

Includes 507 shares held by Mr. McKeon as custodian for a child as to which Mr. McKeon has sole voting and investment power, but as to which he disclaims beneficial ownership and 1,000 shares of restricted stock, which shares vest and the related restrictions expire on August 5, 2009.

(j)

Includes 55,248 shares representing the beneficial interest of Ms. Paulson as of May 31, 2009 in our ESOP and 10 shares that Ms. Paulson holds jointly with her husband as to which she shares voting and investment power.

(k)

Includes 26,455 shares representing the beneficial interest of Mr. Sevenich as of May 31, 2009 in our ESOP, 3,959 shares that Mr. Sevenich holds jointly with his wife as to which he shares voting and investment power and 1,600 shares held by Mr. Sevenich as custodian for a child as to which Mr. Sevenich has sole voting and investment power, but as to which he disclaims beneficial ownership.

(l)	Includes 280,408 shares representing the beneficial interest of the directors and officers as of May 31, 2009 in our ESOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied, except that John R. Hawkins, an executive officer, filed a late report with respect to the sale of 408 shares in February 2009.

RELATED PARTY TRANSACTIONS

          We employ Patrick Hawkins, the son of Howard M. Hawkins, a director whose term expires at the Annual Meeting, and Daniel Paulson, the son of Keenan A. Paulson, our Vice President—Water Treatment Group. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2009.

          The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our Company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

OTHER MATTERS

          Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          On June 9, 2009, our Audit Committee engaged KPMG LLP, an independent registered public accounting firm, as our auditor for fiscal 2010. Deloitte & Touche LLP, an independent registered public accounting firm, had served as our auditor for fiscal 2009.

          Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions. We do not expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS

          In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, the written proposal must be received by us at our principal executive office no later than March 11, 2010. Any such proposals also must comply with the rules and regulations of the SEC regarding the inclusion of shareholder proposals in company sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s Annual Meeting (without being included in the proxy materials), written notice of the proposal must be received by us no later than May 25, 2010. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article I of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

          Our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2009 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other Company reports, are also available on the SEC’s website (www.sec.gov).

Dated: July 9, 2009.	BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, SECRETARY

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 5, 2009
10:00 a.m., Central Daylight Time

Midland Hills Country Club
2001 Fulham St.
Roseville, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on August 5, 2009.
The Proxy Statement and Annual Report on Form 10-K are available at:
 www.ezodproxy.com/hawkinsinc/2009

The following proxy materials and information are available for your review at www.ezodproxy.com/hawkinsinc/2009

•	the Company’s Notice of Annual Meeting and Proxy Statement;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009;
•	the form of Proxy Card;
•	the Letter to Shareholders; and
•	directions to the Annual Meeting.

HAWKINS, INC. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 5, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint John R. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

- Please detach here -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1.	Election of directors:	01 John S. McKeon	05 Daryl I. Skaar	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02 John R. Hawkins	06 James T. Thompson
		03 James A. Faulconbridge	07 Jeffrey L. Wright
04 Duane M. Jergenson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:
Date

Signature(s) in Box

(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)